AMENDMENT TO
EMPLOYMENT AGREEMENT

        This Amendment to EMPLOYMENT AGREEMENT (this “Amendment”), is made and entered into as of July 31, 2019 (the “Effective Date”) by and between Insmed Incorporated, a Virginia corporation (the “Company”), and William H. Lewis (the “Executive”) (each of the Executive and the Company, a “Party”, and collectively, the “Parties”).

        WHEREAS, the Executive has been performing services as an employee to the Company pursuant to that certain Employment Agreement between the Company and the Executive dated September 10, 2012 (the “Employment Agreement”);

        WHEREAS, the Executive and the Company mutually desire to amend the Employment Agreement to revise the severance terms and amounts payable to Executive in the event the Company terminates his employment other than for “Cause,” death or “Disability” (as those terms are defined in his Employment Agreement), or in the event the Executive terminates his employment for Good Reason following a Change in Control, as that term is defined in Section 1(g) of the Employment Agreement; and

        WHEREAS, this Amendment, dated as of Effective Date, between the parties contain the entire agreement between the Executive and the Company and supersedes any and all prior agreements, arrangements and understandings regarding the subject matter contained herein.

        NOW, THEREFORE, in consideration of the premises and agreements set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Executive hereby agree that, as of the Effective Date of this Amendment, the Employment Agreement shall be amended as follows:

1.Section (6)(e) is hereby amended and restated in its entirety as follows (changes indicated in bold):

        (e) Termination Without Cause or Resignation With Good Reason. The Company may terminate the Term of Employment without Cause, and the Executive may terminate the Term of Employment for Good Reason, at any time upon written notice. If the Term of Employment is terminated by the Company without Cause (other than due to the Executive's death or Disability) or by the Executive for Good Reason, in either case prior to the date of a Change in Control or more than two years after a Change in Control, the Executive shall be entitled to the following:

(i) The Accrued Obligations, payable as and when those amounts would have been paid had the Term of Employment not ended;

(ii) The Pro-Rata Bonus, based solely on actual corporate performance outcomes, payable within 2 1/2 months following the end of the fiscal year in which the Termination Date occurs;

(iii) One-and-one-half times the Executive’s annual Base Salary, as in effect immediately prior to the Termination Date, plus the Executive’s Target Bonus for the fiscal year in which the Termination Date occurs, each payable in equal installments consistent with the Company's normal payroll schedule over the 18 month period beginning with the first regularly scheduled payroll date that occurs more than 30 days following the Termination Date;

(iv) Provided that the Executive timely elects continued coverage under COBRA, the Company will reimburse the Executive for the monthly COBRA cost of continued health and dental coverage of the Executive and his qualified beneficiaries paid by the Executive under the health and dental plans of the Company, less the amount that the Executive would be required to contribute for health and dental coverage if the Executive were an active employee of the Company, for 18 months (or, if less, for the duration that such COBRA coverage is available to Executive); and

(v) Vesting, immediately prior to such termination, of any time-vested Equity Awards that have not previously vested and were granted to the Executive at least one year prior to the Termination Date.

2.Section (6)(g) is hereby amended and restated in its entirety as follows (changes indicated in bold):

        (g) Change in Control of the Company. If the Executive's employment is terminated by the Company (or any entity to which the obligations and benefits under this Agreement have been assigned, pursuant to Section 10) without Cause or by the Executive for Good Reason during the 24 month period immediately following the Change in Control, then the Executive shall be entitled to the same payments, rights and benefits described in Section 6(e), subject to the following enhancements:

         (i) Double the Severance Amount plus the Pro-Rata Bonus, as defined below, will be paid in a lump-sum on the first regularly scheduled payroll date that occurs more than 30 days following the Termination Date (rather than the Severance Amount being paid in installments over 18 months);

         (ii) All Equity Awards will vest in full (not merely those granted more than one year prior to the Termination Date).

         (iii) For the purposes of Section (6)(g), and only Section (6)(g), "Pro-Rata Bonus" as defined in Section (1)(t) means the Target Bonus,

as defined in Section (4)(b), for the fiscal year in which the Termination Date occurs, multiplied by the following fraction: (i) the number of days that the Executive was employed by the Company during that fiscal year, divided by (ii) 365.

3.Except as modified by this Amendment, all other terms and conditions of the Employment Agreement remain in full force and effect.

 IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Amendment, effective as of the date set forth above.

INSMED INCORPORATED
By: /s/Christine A. Pellizzari
Name: Christine A. Pellizzari
Title: Chief Legal Officer

             /s/William H. Lewis
            William H. Lewis